EXHIBIT 99.1

CCUC, INC. EXPLORES ADDITIONAL OPPORTUNITIES THAT WILL PROVIDE 100% PURE ELECTRIC SOLUTIONS FOR ITS SPECIALTY VEHICLE OFFERINGS

Company Agrees To Terminate The Completion
Of the Purchase Of Plug-In Motors, Inc.

Springfield, MO. October 21st, 2009 – Classic Costume Company, Inc. (CCUC.OB-OTC), a Business Development, Marketing and Manufacturing Conglomerate, today announces that Management has decided to explore additional opportunities that will provide 100% “Pure Electric” solutions and conversion options for the Company’s line of products to include “Specialty Buses” for the commuter, transit, limousine and sightseeing transportation industries.

Several companies have contacted CCUC, each with proven solutions to the various challenges of bringing a true 100% “Pure Electric” livery vehicle to the market at an affordable price. In response to these inquires, CCUC has begun negotiating closer relationships with these companies, some of which are already producing and delivering 100% electric vehicles to the market.

In order for CCUC to pursue these opportunities, Management has agreed to terminate the completion of the purchase of Plug-In Motors, Inc. in favor of engaging Plug-In as one of its preferred vendors for the Company’s “Pure Electric” livery vehicle conversions.

CCUC sees this strategy as a positive course of action that will save the Company $2,000,000.00 in acquisitions costs. CCUC can now choose the best technologies and most affordable options that will assure the Company’s commitment to be among the first companies to provide turn-key, electric vehicle upgrades to the livery fleet industry.

Mr. Gary Spaniak, CEO of CCUC, Inc., states, “By going about our partnerships in this way, the Company will have the benefit of multiple partners in its goal to be the premier provider of electric and alternative fuel livery vehicles without incurring the capital costs necessary to acquire one particular entity.”

 www.electriccarstocks.com

About CCUC, Inc.

CCUC, Inc. is a Business Development, Marketing and Manufacturing Conglomerate. The Company’s business focus is to take advantage of a timely industry market demand to provide 100% electric vehicle and powertrain technologies. The Company plans to build a dominating presence in the aftermarket automotive up-fitter segment, including “Pure Electric” vehicles, Propane, Specialty Buses, limousines, specialty fleet, classic automobiles and custom restorations.

CCUC fully expects to have the first zero emissions, “Pure Electric” livery vehicle ready to unveil by first quarter of 2010. The Company’s strategy is to offer and expand its line of products, eventually revolutionizing the specialty automotive vehicle market.

CCUC’s wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc., is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO., www.limoland.com.

Forward-Looking Statements

Safe Harbor Statement under the Private securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Henry Harrison

IR Pro 2.0

407-682-2001

hharrison@insidewallstreet.com